Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board

ING Groep N.V.:

We consent to the use of our reports dated March 2, 2020, with respect to the consolidated statements of financial position of ING Groep N.V. as of December 31, 2019 and 2018, the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and specific disclosures described in Note 1 of the consolidated financial statements as being part of the consolidated financial statements, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to changes in accounting principles due to: the adoption of International Financial Reporting Standard 16, ‘Leases’ in 2019, the early adoption of the amendments to IAS 39 ‘ Financial Instruments: Recognition and Measurement’ and IFRS 7 ‘Financial Instruments: Disclosures’ in relation to the Interest Rate Benchmark Reform in 2019, and the adoption of International Financial Reporting Standard 9, ‘Financial Instruments’ in 2018.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands
August 25, 2020